Exhibit 99.1

[FHLBank Atlanta Logo]

January 30, 2009

RE: Fourth Quarter 2008 Dividend Update

Dear Members:

In September 2008, the Bank notified members of a change to our dividend declaration and payment schedule beginning in the fourth quarter of 2008. We initiated this change so that the dividend can be declared and paid to member accounts after net income is calculated for the preceding quarter. At that time, we informed you that the Bank would declare any fourth quarter dividend at the end of this month.

Subsequent to that notice, the Bank reported in its third quarter financial report the impact of recording an other-than-temporary impairment (OTTI) charge related to three private label mortgage-backed securities (MBS). As we noted in our quarterly report, the process for determining whether the Bank is required to record an OTTI charge for any additional MBS involves significant judgment and analysis. The Bank currently is performing this analysis for the quarter ended December 31, 2008.

In light of this timing and the critical importance the OTTI analysis has on determining net income for the fourth quarter of 2008, the Board of Directors yesterday unanimously agreed to defer declaration of a dividend for the fourth quarter. Once the Bank's analysis is complete and results for the quarter are calculated, the Board of Directors will make a decision regarding the fourth quarter dividend. This decision likely will occur in late March. Based upon currently available information, the Bank presently expects to pay an annualized dividend in the range of 0.00 to 1.00 percent for the quarter ending December 31, 2008.

Though we have deferred a fourth quarter dividend declaration, the Bank's management continues to work closely with the Board of Directors in the interest of providing members with more opportunities for liquidity. At its most recent meeting, the Board of Directors approved a change to the Bank's collateral policies that will expand eligibility of certain Special Purpose Properties. Under the revised policy, medical office buildings, assisted living facilities, and nursing homes will be eligible commercial properties. These properties will be subject to the 50 percent discount applied to commercial real estate collateral.

In addition, the Board of Directors approved a new fee structure that will provide numerous fee reductions related to safekeeping and wire transfer services, particularly for members that use FHLBAccess® to access reports and complete safekeeping and wire transfer transactions. The new structure will go into effect later this spring. The Bank will provide additional information on the fee structure to members in the coming weeks.

The Bank is committed to updating members regularly about our financial performance as well as the steps the Board of Directors and management are taking to protect your investment in this difficult economic environment. As always, we greatly appreciate your business and remain focused on serving your liquidity needs.

Sincerely,

/s/ Richard A. Dorfman

Richard A. Dorfman

Some of the statements made in this announcement including those that relate to the Bank's dividend guidance for the fourth quarter of 2008, are "forward-looking statements", which include statements with respect to FHLBank Atlanta's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond FHLBank Atlanta's control, and which may cause the Bank's actual dividend payment, results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: FHLBank Atlanta's actual net income results, which drive the determination of actual dividend payments; legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank Atlanta and/or the FHLBank System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause FHLBank Atlanta's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.